Data & Consulting Services
Division of Schlumberger Technology Corporation

1310 Commerce Drive
Park Ridge 1
Pittsburgh, PA 15275-1011
Tel: 412-787-5403
Fax: 412-787-2906

Schlumberger

CONSENT OF

SCHLUMBERGER ENTITY – DATA & CONSULTING SERVICES, DIVISION OF SCHLUMBERGER TECHNOLOGY CORPORATION

We hereby consent to the use of the name "Data & Consulting Services, Division of Schlumberger Technology Corporation" and the references to Data & Consulting Services, and the inclusion of and references to our report, or information contained therein, dated August 22, 2005, prepared for Aurora Energy, Ltd., in the Post Effective Amendment No. 2 to the SB-2 Registration Statement of Cadence Resources Corporation.

Pittsburgh, Pennsylvania
December 28, 2005

Joseph H. Frantz Jr.

Name: Joseph H. Frantz, Jr., P.E.
Title: Consulting and Solutions Services Operations Manager
USLE-N